Exhibit 10.3

April 29, 2019
Mr. Timothy Stuart

Dear Tim,

Congratulations! I am very pleased to promote you the position of Executive Vice President, Chief Operating Officer with Republic Services, Inc. (the “Company” or “Republic”), reporting directly to Jon Vander Ark, President, or other individuals as the Company may direct. I am excited about the opportunities presented by the Company and hope that you will continue as a member of the executive leadership team. If you accept this offer, your promotion will be effective May 1, 2019 (“Effective Date”).

This letter sets forth the terms and conditions of our offer and highlights the basic components of your compensation. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation, equity and benefits, as our offerings change periodically.

You will be eligible for the following:

Base Salary: Your Base Salary will be $625,000 annually, subject to applicable deductions and withholdings.

Annual Cash Incentive: You will continue to be eligible to participate in the Company’s Executive Incentive Plan (“EIP”), or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans and at the discretion of and subject to approval by the Management Development and Compensation Committee (the “Committee”). Your award target for the 2019 Annual Cash Incentive has been set by the Committee to be 85% of your Base Salary.

For 2019, your target annual cash incentive under the EIP will remain at 80% of your Base Salary. In addition, the Committee has determined that you will be granted an additional annual cash incentive for 2019 (“2019 Supplemental Bonus”) having a target set at 5% of your Base Salary, so that your total target annual cash incentive for 2019 is equal to 85% of Base Salary. Payment date, measurement criteria, targets, performance, and other aspects of this award (including negative discretion of the Committee) will be as if the award was made under the EIP (except for the provisions stating when awards under the EIP must be granted). The calculation of your 2019 bonus, will take into account your base salary, as in effect, prior to and after May 1, 2019.

Equity: You will continue to be eligible to participate in the Company’s Amended and Restated 2007 Stock Incentive Plan (“Stock Plan”), or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plans and the applicable award agreements. All awards under the Stock Plan are at the discretion of and subject to approval by the Committee or any authorized designee of the Committee.

Stock Ownership Guidelines: As Executive Vice President, Chief Operating Officer, you are expected to obtain within five years and thereafter maintain ownership of Republic common stock having the value equal to three times Base Salary or such other amount as set from time to time by the Company. As a newly promoted employee, you will have five years from the Effective Date to reach this increased level of stock ownership.

Exhibit 10.3
Performance Shares: You will continue to be eligible for a grant of Performance Shares (“PSUs”) under the Stock Plan, or any successor or similar plan maintained by the Company for the benefit of similarly-situated employees, subject to the terms and conditions of such plan, the award agreement and the discretion of and approval by the Committee. A new performance share opportunity may be established each year. This incentive will be tied to achieving the Company’s key financial and shareholder return goals as established by the Committee over a three-year performance cycle. As a reference, these goals for 2019 are cash flow value creation, return on invested capital, and relative total shareholder return. PSUs will be settled equally in shares of Company stock and cash.

Deferred Compensation Plan: As an Executive Vice President, you will continue to be eligible for a contribution to the Republic’s Deferred Compensation Plan (“DCP”) that may be made annually at the discretion of the Committee.

Paid Time Off: Paid Time Off will continue to be accrued and used in accordance with the PTO policy applicable to similarly-situated employees.

Benefits: You will continue to be eligible to participate in all benefit plans that the Company makes available to similarly-situated employees.

Executive Separation Policy: Should your employment with the Company terminate at any time in the future while you are employed in the position of Executive Vice President, Chief Operating Officer, your eligibility for separation benefits will be governed by the Company’s then applicable Executive Separation Policy.

Other Terms and Conditions

As a condition of your employment, you are required to sign a Non-Competition, Non-Solicitation, Confidentiality and Arbitration Agreement, which is enclosed with this offer.

While we hope that you will continue to have a long, successful and rewarding career with Republic, this offer is for “at will” employment, and either you or the Company may terminate your employment at any time and for any reason.

Tim, we are excited to have you assume the position of Executive Vice President, Chief Operating Officer and look forward to working with you in your new role. Please indicate your acceptance of this offer by countersigning this letter and returning the original to me. As always, please contact me if you have questions.

Sincerely,

/s/ Donald W. Slager
President and Chief Executive Officer
Republic Services, Inc.

/s/ Timothy Stuart	4/29/2019
Timothy Stuart	Date